Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A
(Form Type)

Sharecare, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$553,799,894.27(1)(2)	0.00014760	$81,740.86(3)
Fees Previously Paid	—		—
Total Transaction Valuation	$553,799,894.27
Total Fees Due for Filing			$81,740.86
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$81,740.86

(1)	Aggregate number of securities to which transaction applies: As of July 25, 2024, the maximum number of shares of common stock of Sharecare, Inc. (“ShareCare”) to which this transaction applies is estimated to be 407,954,469, which consists of (1) 378,476,333 shares of common stock entitled to receive the per share merger consideration of $1.43 per share (including 7,991,966 shares of common stock underlying certain outstanding restricted stock unit awards that are expected to convert into shares of common stock prior to or as of the closing of the transaction); (2) 27,900,940 shares of common stock underlying in-the-money stock options that are vested or that will vest upon the closing of the transaction in accordance with their terms, which are entitled to receive the per share merger consideration of $1.43 per share minus any applicable exercise price; and (3) 1,577,196 shares of common stock underlying outstanding restricted stock units held by non-employee directors of Sharecare, which are entitled to receive the per share merger consideration of $1.43 per share.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of July 25, 2024, the underlying value of the transaction was calculated based on the sum of (1) the product of 378,476,333 shares of common stock and the per share merger consideration of $1.43 per share; (2) the product of 27,900,940 shares of common stock underlying in-the-money stock options that are vested or that vest upon the closing of the transaction in accordance with their terms and $0.37 (which is the difference between the per share merger consideration of $1.43 and the weighted average exercise price of such options of approximately $1.06); and (3) the product of 1,577,196 shares of common stock underlying outstanding restricted stock units held by non-employee directors of Sharecare and the per share merger consideration of $1.43 per share. Pursuant to the Merger Agreement, at the Effective Time, each outstanding Company Warrant (as defined in the Merger Agreement) of Sharecare shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof, cease to represent a warrant of Sharecare in respect of shares of Sharecare common stock and shall become a warrant exercisable for the per share merger consideration of $1.43. If a holder properly exercises a Company Warrant within thirty (30) days following the public disclosure of the consummation of the Merger pursuant to a current report on Form 8-K, the exercise price of the Company Warrant, as determined by the applicable warrant agreement, with respect to such exercise shall be reduced by an amount (in dollars and in no event less than zero) equal to the difference of (a) the exercise price in effect prior to such reduction minus (b) (i) the per share merger consideration of $1.43 minus (ii) the Black-Scholes Warrant Value (as defined in the applicable warrant agreement). As of the close of business on July 25, 2024, Sharecare estimated that the exercise price of outstanding Company Warrants, as adjusted pursuant to the foregoing sentence, to be approximately $1.43 and, accordingly, the Company does not expect any Company Warrants to be exercised following the Effective Time. The Company has excluded the Company Warrants from the maximum number of shares of Sharecare common stock to which this transaction applies in the table above.

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in note (2) above by .00014760.